410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends
and Authorizes Stock Repurchases

CHICAGO-(March 21, 2018)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.23 per share of the Company’s Common Stock and $0.173 per share of the Company’s Class B Stock.

The dividends declared will be payable on June 1, 2018 to stockholders of record at the close of business on May 18, 2018. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for fourteen consecutive years.

The Board of Directors also ratified its prior authorizations to repurchase 250,000 shares of Common Stock approved on March 11, 2011 and 250,000 shares of Common Stock approved on June 14, 2012. A total of 300,822 shares of Common Stock may yet be repurchased under these authorizations. The Board of Directors also authorized the repurchase of 300,000 shares of Class B Stock.

Oil-Dri expects to release earnings for its third quarter of fiscal 2018 after the close of the U.S. stock market on Friday, June 8, 2018 and to host an Investor Teleconference on Monday, June 11, 2018. Teleconference details will be communicated via web alert and posted on the Events page of the Company’s website (investors.oildri.com/events) approximately one week prior to the call.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Reagan B. Culbertson
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515